AMENDMENT TO AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

                            DATED AS OF MAY 11, 2007

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT") is entered into as of the 11th day of May 2007, by and between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "TRUST"), on behalf of Aberdeen Emerging Markets Fund, Aberdeen Total Return Fixed Income Fund, Aberdeen International Equity Fund and Aberdeen Global Equity Fund, a proprietary mutual fund complex (the "FUND COMPLEX"), and SEI Investments Global Funds Services, a Delaware business trust ("SEI GFS"). For purposes of this Amendment, Aberdeen Asset Management, Inc., adviser of the Fund Complex, shall be referred to as the "Advisor."

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT"); and

         WHEREAS, the Trust, on behalf of the Fund Complex, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1.       ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to
Article 4 of the Agreement, a new Schedule is added to the Agreement as set forth in Attachment 1 to this Amendment.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund Complex, SEI GFS and their respective permitted successors and assigns.


                            [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND II,
On behalf of Aberdeen Emerging Markets Fund, Aberdeen Total Return Fixed Income Fund, Aberdeen International Equity Fund and Aberdeen Global Equity Fund

BY:  /s/ James Ndiaye
         Name: James Ndiaye
         Title: Vice President and Secretary


SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:  /s/ Stephen Meyer
         Name: Stephen Meyer
         Title: President and CEO


AGREED TO AND ACCEPTED BY:
Aberdeen Emerging Markets Fund
Aberdeen Total Return Fixed Income Fund
Aberdeen International Equity Fund
Aberdeen Global Equity Fund
By:  Aberdeen Asset Management, Inc, its Advisor

BY: /s/ Andrew A. Smith
         Name: Andrew A. Smith
         Title:
         Director and CFO

                                  ATTACHMENT 1

                               THE ABERDEEN FUNDS

                                   SCHEDULE TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 12, 2002
                                     BETWEEN
       THE ADVISORS' INNER CIRCLE FUND II, ON BEHALF OF ABERDEEN EMERGING
         MARKETS FUND, ABERDEEN TOTAL RETURN FIXED INCOME FUND, ABERDEEN
           INTERNATIONAL EQUITY FUND AND ABERDEEN GLOBAL EQUITY FUND
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

         FUND(S):          Aberdeen Emerging Markets Fund
                           Aberdeen Total Return Fixed Income Fund
                           Aberdeen International Equity Fund
                           Aberdeen Global Equity Fund

         FEES: The Fund Complex shall pay to SEI GFS the fees set forth in this Schedule (except to the extent the Advisor agrees to waive its fees or reimburse the Fund Complex's expenses, in which case such fees shall be paid by the Advisor). Such fees are due and payable monthly to SEI GFS. The Fund Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

         ASSET BASED FEE: 10.0 basis points on the first $250 million in assets;
                          and
                           9.0 basis points on the next $250 million in assets;
                          and
                           8.5 basis points for all assets greater than 500
                          million.

         The Asset Based Fee shall be calculated based on the aggregate average daily net assets of the Fund Complex during the period.

         ANNUAL MINIMUM FEE: The Annual Minimum Fee shall be $125,000 for the Fund Complex, which shall consist of two portfolios. In addition, the Annual Minimum Fee for the Fund Complex shall be increased by $125,000 for each additional portfolio established after the date hereof and $15,000 for each additional class established after the date hereof.

         OUT-OF-POCKET EXPENSES: The Fund Complex will reimburse Administrator for its reasonable out-of-pocket expenses incurred in connection with the performance of services under the Agreement, including, but not limited to travel, lodging, meals, telephone charges, faxes, delivery costs, photocopies and other similar expenses.

         OPERATIONAL AUTOMATION: A critical component of Administrator's services is portfolio valuations. Trade ticket ("TRADENET") and automated custody reconciliation ("AUTOMATED CUSTODY RECONCILIATION") between fund advisers and Administrator is critical to high quality service. Accordingly, Administrator and the Fund Complex agree to use best efforts to implement TradeNet and Automated Custody Reconciliation as soon as practicable after the Fund Complex's establishment in the Trust.

         TERM: This Schedule shall remain in full force and effect for a period of three years from the date executed and thereafter shall automatically renew for successive three year terms unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.